Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports third quarter revenue and net income increases

LANSING, Mich., March 27, 2012 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenues for the third quarter of FY 2012, which ended Feb. 29, increased 6.3% to $44,912,000, from the previous year’s third quarter revenues of $42,235,000. The current year’s third quarter revenues are almost entirely comprised of products available in the prior year’s comparable quarter, and also represent record third quarter revenues for the 30-year-old company.

Third quarter net income increased 6.1% to $5,244,000, or $0.22 per share, compared to the prior year’s third quarter net income of $4,943,000, or $0.21 a share. Year to date, nine-month net income was $16,485,000, or $0.69 per share, in the current fiscal year, compared to $16,878,000, or $0.71 per share, in the prior year.

“We are pleased to report third quarter results that reflect higher growth across a number of our product lines and market segments,” said James Herbert, Neogen’s chief executive officer and chairman. “With our recent staffing increase throughout all levels of our organization, Neogen is now better positioned to help address both global food safety and food security needs wherever they may exist.”

The third quarter was the 76th consecutive profitable quarter from operations for the company, and the 80th quarter of the past 85 quarters to show increased revenues as compared with the previous year—including the last 28 consecutive quarters.

“Our third quarter results reflect progress in our efforts to get back to 10% organic quarterly growth,” said Lon Bohannon, Neogen’s president and chief operating officer. “In the quarter, we had strong sales for our new quantitative mycotoxin tests developed by our research and development group. We also sold more of our existing products to existing market segments, and achieved sales growth in new markets, partially as a result of our increased investment in sales and marketing.”

Neogen’s gross margin increased to 51.0% of sales in its third quarter of the current year, compared to 48.7% of sales for FY 2011’s third quarter. This increase largely was the result of favorable product mix across multiple market segments, and efficiencies gained through increased sales volume in its animal safety operations.

“As can be seen from our financial statements, Neogen has maintained a strong balance sheet, with sufficient cash and investments and borrowing capacity to pursue a full spectrum of growth strategies,” said Steve Quinlan, Neogen’s vice president and chief financial officer. “We will continue to look to take advantage of our liquidity through execution of synergistic acquisitions of businesses and technologies, while exercising our historical discipline in this area.”

Sales of Neogen’s extensive line of food allergen tests increased in the third quarter of FY 2012 when compared to the prior year’s third quarter, as food processors began implementing programs to comply with components of the United States’ Food Safety Modernization Act (FSMA) of 2011. For the first time, FSMA defines unlabeled food allergens as adulterants, along with bacterial pathogens and other substances known to cause human illness. FSMA requires food manufacturers to have programs in place to reduce the occurrence of accidental contamination of nonallergenic foods with known food allergens. These safety programs may require the use of testing products, such as Neogen’s rapid and accurate food allergen testing products.

Sales of Neogen’s natural toxin testing kits returned to double-digit growth in the third quarter when compared to the comparable quarter of FY 2011. The product line’s revenue increase was bolstered by the launch of Neogen’s innovative Reveal® Q+ test kits for aflatoxin, DON and zearalenone. The new tests are extremely easy test strips that return precise, fully quantitative results in only minutes. The USDA also recently verified the performance of Reveal Q+ for Aflatoxin, enabling the test to be used for official testing in the national grain inspection system.

The current year’s third quarter also saw a 30% increase in sales of veterinary products, compared to the prior year quarter, as strong promotional distributor programs positively impacted the sales across multiple product lines. Sales of the company’s detectable veterinary needles increased more than 20%, as meat processors have attempted to further protect consumers from the hazards of broken veterinary needles in meat at the retail level. Sales of veterinary biologics, including the only available vaccine to prevent equine type B botulism, increased more than 40% when compared to FY 2011’s third quarter.

Sales of Neogen’s animal care products also grew significantly in the quarter, up more than 40% when compared to the prior year’s third quarter. The products include veterinary supplements for dogs and cats, vitamin injectables for large animals, woundcare products, and equine supplements.

Although Neogen continues to experience revenue shortfalls in many countries of the European Union, sales to the United Kingdom and Germany showed strength in the third quarter. On a year-to-date basis, Neogen’s subsidiaries in Mexico and Brazil continued their forward sales momentum, albeit from a small base.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28/29		Nine months ended Feb. 28/29
	2012	2011	2012	2011
Revenue
Food Safety	$21,923	$20,634	$67,247	$64,226
Animal Safety	22,989	21,601	68,254	64,862

Total revenue	44,912	42,235	135,501	129,088
Cost of sales	22,020	21,647	66,975	63,245

Gross margin	22,892	20,588	68,526	65,843
Other expenses
Sales & marketing	8,929	7,044	25,662	22,060
Administrative	4,660	3,677	12,846	11,253
Research & development	1,754	1,802	4,976	5,240

Total other expenses	15,343	12,523	43,484	38,553

Operating income	7,549	8,065	25,042	27,290
Other income (expense)	595	(222)	543	(712)

Income before tax	8,144	7,843	25,585	26,578
Income tax	2,900	2,900	9,100	9,700

Net income	$5,244	$4,943	$16,485	$16,878
Net income per diluted share	$0.22	$0.21	$0.69	$0.71

Other information:
Shares to calculate per share	23,988	23,934	23,999	23,720
Depreciation & amortization	$1,578	$1,357	$4,489	$3,941
Interest income	30	13	78	70
Gross margin (% of sales)	51.0%	48.7%	50.6%	51.0%
Operating income (% of sales)	16.8%	19.1%	18.5%	21.1%
Revenue increase vs. FY 2011	6.3%		5.0%
Net income increase (decrease)vs. FY 2011	6.1%		(2.3%)

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 29	May 31
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$61,335	$56,083
Accounts receivable	34,332	28,634
Inventory	36,313	31,994
Other current assets	4,214	5,791

Total current assets	136,194	122,502
Property & equipment	29,502	22,340
Goodwill & other assets	74,651	74,820

Total assets	$240,347	$219,662

Liabilities & Equity
Current liabilities	$17,436	$17,797
Long-term debt	—	—
Other non-current liabilities	12,927	12,887
Equity: Shares outstanding 23,554 in Feb. & 23,291 in May	209,984	188,978

Total liabilities & equity	$240,347	$219,662

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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